                                                                      Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         Six Months Ended June 30, 2004
                             (Dollars in millions)

Determination of Earnings:
Income before taxes ..........................................  $  928
Add (Deduct):
    Amortization of capitalized interest .....................      12
    Fixed charges ............................................     219
    Equity income, net of distributions ......................     (24)
                                                                ------
        Total earnings, as defined ...........................  $1,135
                                                                ======

Fixed Charges:
Rents(a) .....................................................  $   53
Interest and other financial charges .........................     166
                                                                ------
                                                                   219
Capitalized interest .........................................       9
                                                                ------
        Total fixed charges ..................................  $  228
                                                                ======
Ratio of earnings to fixed charges ...........................    4.98
                                                                ======

-----------------
(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.